Exhibit 10.5

CREDIT AGREEMENT
dated as of
June 30, 2009
among
FUEL TECH, INC.
and
JPMORGAN CHASE BANK, N.A.

i

ii

Page

SECTION 9.12. Liability Cumulative	48
SCHEDULES:
Schedule 3.06 — Disclosed Matters
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.04 — Existing Investments
EXHIBITS:
Exhibit A — Form of Compliance Certificate
Exhibit B — Joinder Agreement
Exhibit C — Fuel Tech Inc. Cash Investment Policy

iii

          CREDIT AGREEMENT dated as of June 30, 2009 (as it may be amended or modified from time to time, this “Agreement”), by and among FUEL TECH, INC., a Delaware corporation, the Loan Parties party hereto and JPMORGAN CHASE BANK, N.A.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Acquisition” means the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of (i) the Equity Interests of any Person, (ii) the assets constituting the business of a division, branch or other unit of operation of any Person, or (iii) the merger of any Person with or into the Borrower or any of its Subsidiaries (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation. Notwithstanding the foregoing, any event described in (i), (ii) or (iii) above shall not constitute an Acquisition if the only parties to such event are the Borrower and any of its Subsidiaries.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Applicable Rate” means, for any day, with respect to any CBFR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread,” “Eurodollar Spread,” “Commitment Fee Rate,” or “Letter of Credit Rate” as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date, provided that until the delivery to the Lender, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3:

		Revolver
	Revolver	Eurodollar	Letter of Credit	Commitment Fee
Leverage Ratio	CBFR Spread	Spread	Rate	Rate
Category 1 ≤ .75 to 1.0	0	2.50%	2.0%	.25%
Category 2 > .75 to 1.0 but ≤ 1.25 to 1.0	.25%	2.75%	2.25%	.25%
Category 3 > 1.25 to 1.0	.50%	3.00%	2.5%	.25%
          For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Lender of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 3 at the option of the Lender if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Approved Fund” has the meaning assigned to such term in Section 8.04(b).
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.
          “Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure at such time.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” means all Reserves which the Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Fuel Tech, Inc., a Delaware corporation.

          “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
          “CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) during any period of twelve consecutive calendar months, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.
          “Commitment” means the Revolving Commitment. Such Commitment may be reduced from time to time pursuant to Section 2.08.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Controlled Disbursement Account” means any replacement or additional account of the Borrower maintained with the Lender as a zero balance, cash management account pursuant to and under any agreement between the Borrower and the Lender, as modified and amended from time to time, and through which all disbursements of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.
          “Credit Exposure” means the Revolving Exposure.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “Funding Account” has the meaning assigned to such term in Section 4.01(h).
          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.
          “Guaranty Payment” means any payment made by Lender in connection with a Letter of Credit.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Inactive Subsidiary” is defined in Section 3.15.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable, customer deposits, advances and accrued liabilities), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, customer deposits, advances and accrued liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

          “Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.
          “Interest Payment Date” means (a) with respect to any CBFR Loan, the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.12.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.05(h).
          “LC Disbursement” means any payment made by Lender pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of Commercial LC Exposure and Standby LC Exposure.
          “Lender” means JPMorgan Chase Bank, N.A.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Letter of Guaranty” means any written undertaking by Lender or any Affiliate of Lender, issued upon the application of the Borrower, to make payments to third parties, other than Letters of Credit.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal

London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including all other negative pledge agreements, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantor” means each Loan Party (other than the Borrower).
          “Loan Guaranty” means Article IX of this Agreement as it may be amended or modified and in effect from time to time.
          “Loan Parties” means the Borrower, the Borrower’s Subsidiaries who are parties hereto, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
          “Loans” means the loans and advances made by the Lender pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents to which it is a party, or (c) the ability of the Lender to enforce its rights of or benefits available to the Lender under the Loan Documents (other than the Loan Guaranty) in any material respect.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower in an aggregate principal amount exceeding $500,000.00. For purposes of determining Material Indebtedness, the “obligations” of the Borrower in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means June 30, 2011 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 9.10.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, and (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 9.11.
          “Obligated Party” has the meaning assigned to such term in Section 9.02.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lender or any indemnified party arising under the Loan Documents. Obligations shall also include (i) all Banking Services Obligations and (ii) all Swap Obligations owing to the Lender or its Affiliates.
          “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 8.04.
          “Paying Guarantor” has the meaning assigned to such term in Section 9.11.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

     (a) such Acquisition is not a hostile or contested acquisition;
     (b) the business acquired in connection with such Acquisition is not principally engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
     (c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lender have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;
     (d) as soon as available, but not more than sixty days after publicly announcing such Acquisition, the Borrower have provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender including projected pro forma financial statements, and statements of cash flow, and projected Financial Covenant compliance calculations;
     (e) if the Acquisition is being financed in whole or in part with the proceeds of a Borrowing, Lender shall have given its prior written consent (such consent not to be unreasonably withheld or delayed);
     (f) the purchase price for all Acquisitions made during any fiscal year of the Borrower without the prior consent of the Lender shall not exceed $10,000,000.00 in the aggregate;
     (g) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower and, a Loan Party pursuant to the terms of this Agreement;
     (h) if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower or another Loan Party shall acquire such assets;
     (i) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
     (j) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect; and
     (k) in connection with an Acquisition of the Equity Interests of any Person by the Borrower, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person by the Borrower, all Liens on such assets shall be terminated.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a lender) business judgment.
          “Permitted Encumbrances” means:

     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
     (g) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation or to participate in any fund in connection with worker’s compensation, unemployment insurance or other social security obligations;
     (h) Liens, if any otherwise expressly permitted by this Agreement (including, without limitation, subsection (k) of the definition of “Permitted Acquisitions;”
     (i) Liens in favor of the Lender (including, without limitation, Liens granted under Section 2.05); and
     (j) the Satisfaction of Letters of Credit Deposit, as defined in the letter dated June 30, 2009 by the Borrower to Wachovia Bank, N.A. (“Wachovia”) in respect of the deposit of cash with Wachovia in satisfaction of potential obligations of the Borrower under letters of credit issued by Wachovia (the “Wachovia Letters of Credit”).
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (a) other than Indebtedness to Lender or (b) Indebtedness to which Lender has consented in its sole discretion.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
     (f) deposits of cash with banks or other depository institutions in the ordinary course of business in a manner consistent with the terms of this Agreement; and
     (g) any other investments set forth in the Fuel Tech Inc. Cash Investment Policy attached hereto as Exhibit C.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.
          “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
          “Revolving Commitment” means the commitment of the Lender to make Revolving Loans and Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.08. The initial amount of the Lender’s Revolving Commitment is $25,000,000.00.

          “Revolving Exposure” means, at any time, the sum of the outstanding principal amount of Revolving Loans and LC Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.
          “Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
          “Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.
          “Swap Agreement” means any agreement with respect to any swap, forward, futures or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no transactions under any retirement plan or stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits

          SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type.
          (b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as CBFR Borrowings. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $200,000.00. CBFR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Borrowing Procedures; Requests for Revolving Borrowings.
          (a) Controlled Disbursement Account. Not later than 1:00 p.m., Chicago time, on each Business Day, the Lender shall, subject to the conditions of this Agreement (but without any further written notice required), make available to the Borrower, by a credit to the Funding Account, the proceeds of a CBFR Borrowing to the extent necessary to pay items to be drawn on the Controlled Disbursement Accounts that day. All other Revolving Loans shall be made upon notice given in accordance with §2.03(b).
          (b) Notices by the Borrower to the Lender of requests for Revolving Loans other than pursuant to §2.03(a). To request a Revolving Borrowing, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Lender shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. [Intentionally omitted]
          SECTION 2.05. Letters of Credit; Letters of Guaranty. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit or Letters of Guaranty for its own account, in a form reasonably acceptable to the Lender at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit or Letter of Guaranty, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or a Letter of Guaranty (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit or a Letter of Guaranty, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit or Letter of Guaranty, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit or Letter of Guaranty. If requested by the Lender, the Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit.
          (c) Expiration Date. Each Letter of Credit or Letter of Guaranty shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date. Extended maturity terms may be allowed by Lender in its Permitted Discretion.
          (d) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit or Letter of Guaranty, the Borrower shall reimburse such LC Disbursement or Guaranty Payment by paying to the Lender an amount equal to such LC Disbursement or Guaranty Payment not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement or Guaranty Payment is made, if the Borrower shall have received notice of such LC Disbursement or Guaranty Payment prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a CBFR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing.
          (e) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements or Guaranty Payments as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, Letter of Guaranty or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of

Credit or Letter of Guaranty proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit or Letter of Guaranty against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or Letter of Guaranty, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or Letter of Guaranty or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or Letter of Guaranty (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or Letter of Guaranty comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit or Letter of Guaranty, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or Letter of Guaranty.
          (f) Disbursement Procedures. The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly notify a Financial Officer of the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.
          (g) Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender. Interest shall not accrue at a default rate during any period in which the Lender has failed or delayed giving notice to the Borrower of any demand for payment under a Letter of Credit.
          (h) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, or on the Maturity Date if there shall then be exposure on a Letter of Credit or a Letter of Guaranty, the Borrower shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 110% of the aggregate LC Exposure and exposure on any Letter of Guaranty as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Lender as collateral for the payment and performance of the Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender for LC Disbursements or Guaranty Payments for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.
          SECTION 2.06. Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement or a Guaranty Payment as provided in Section 2.05(e) shall be retained by the Lender.
          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such

Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination of Commitment. (a) Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate the Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit or Letters of Guaranty, (ii) the cancellation and return of all outstanding Letters of Credit or Letters of Guaranty (or alternatively, with respect to each such Letter of Credit or Letters of Guaranty, the furnishing to the Lender of a cash deposit equal to 110% of the LC Exposure or the Letter of Guaranty exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Borrower may from time to time reduce, the Revolving Commitment; provided that (i) each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00 and (ii) the Borrower shall not reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the Revolving Commitment.
          (d) The Borrower shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) or (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender for its account the then unpaid principal amount of each Revolving Loan on the Maturity Date.
          (b) [Intentionally omitted.]
          (c) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
          (d) The Lender shall maintain accounts in which it shall record (i) the date and amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (f) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (f) of this Section.
          (b) [Intentionally omitted.]
          (c) [Intentionally omitted.]
          (d) [Intentionally omitted.]
          (e) [Intentionally omitted.]
          (f) The Borrower shall notify the Lender by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Revolving Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
          SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          (b) The Borrower agrees to pay (i) to the Lender a letter of credit fee with respect to Letters of Credit which shall accrue at the same Applicable Rate for Letters of Credit on the average daily amount of the Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Revolving Commitment terminates and the date on which the Revolving Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or Letter of Guaranty or processing of drawings thereunder. Letter of Credit or Letter of Guaranty fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within 10 days after demand. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Fees to be incurred for Letters of Guaranty shall accrue at the same rate and shall be payable on the same terms as for Letters of Credit.
          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, no fees shall accrue following the occurrence of any event described in Section 7(h) or (i) with respect to the Lender during any period during which Lender is precluded from making Loans or advances to or for the account of the Borrower.
          SECTION 2.12. Interest. (a) The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) [Intentionally omitted.]
          (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that (i) all Loans shall bear interest at 3% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 3% plus the rate applicable to such fee or other obligation as provided hereunder.
          (e) Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Lender shall give notice thereof to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a CBFR Borrowing.

          SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
          (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
          (b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, as a consequence of this Agreement or the Loans made by, Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
          (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.16. Taxes. (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
          (e) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (f) Notwithstanding anything in this Section 2.16 to the contrary, the Borrower shall not have any obligation to the Lender with respect to any Tax, Other Tax or other indemnity payment to the extent arising from the willful misconduct or gross negligence of the Lender.
          SECTION 2.17. Payments Generally; Allocation of Proceeds. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) At the election of the Borrower or, if a Default has occurred and is continuing, at the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. If a Default has occurred and is continuing, the Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          SECTION 2.18. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay to the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.
ARTICLE III
Representations and Warranties
          Each Loan Party represents and warrants to the Lender that:
          SECTION 3.01. Organization; Powers. Each of the domestic Loan Parties and each of its domestic Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and where failure to qualify would have a Material Adverse Effect. Borrower will use its best efforts to ensure its foreign subsidiaries comply with the terms of this Section 3.01, and will cause such compliance where failure of compliance would have a Material Adverse Effect.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which it is a party have been duly executed and delivered by it and constitute a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Section shall not be effective as to Borrower’s Italian subsidiary until August 31, 2009.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any domestic Loan Party or any of its domestic Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents. Borrower will use its best efforts to ensure its foreign Subsidiaries comply with this Section 3.03, but failure of a foreign Subsidiary to comply with this section shall not constitute a breach of this Agreement unless such failure to comply would cause a Material Adverse Effect.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2008 and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since March 31, 2009.
          SECTION 3.05. Properties. (a) The Borrower and each other domestic Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) The Borrower and each domestic Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect. Borrower will use its best efforts to ensure that its foreign Subsidiaries comply with this Section 3.05(b), but failure of a foreign Subsidiary to comply with this subsection shall not constitute a breach of this Agreement unless such failure to comply would cause a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its domestic Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability. Borrower will use its best efforts to ensure to ensure its foreign Subsidiaries comply with Environmental Laws applicable to such Subsidiaries and will cause such compliance where failure of compliance would have a Material Adverse Effect.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, except where such excess could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
          SECTION 3.12. Material Agreements. Neither the Borrower nor any Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
          SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

          SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Borrower as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.
          SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, including the type of entity of the Borrower and each of its Subsidiaries. Each Subsidiary which is an Inactive Subsidiary is identified on Schedule 3.15. “Inactive Subsidiary” for the purposes of this Agreement means a Subsidiary which has generated less than $1,000,000.00 in gross revenue in its most recent fiscal year, as determined from time to time. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
          SECTION 3.16. [Intentionally omitted.].
          SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where such violation would not have a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except where failure to make such payment or accrual would not have a Material Adverse Effect.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):
     (a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Borrower’s counsel, addressed to the Lender in form and substance reasonably satisfactory to the Lender.
     (b) Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of Borrower for the 2006, 2007 and 2008 fiscal years, (ii) unaudited interim consolidated financial statements of Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of Borrower, as reflected in the most recent financial statements or projections delivered to Lender.

     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (d) No Default Certificate. The Lender shall have received a certificate, signed by the chief financial officer of the Borrower, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Lender.
     (e) Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.
     (f) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where a material portion of the assets of the Borrower are located, and such search shall reveal no liens on any of the assets of the Borrower except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.
     (g) Pay-Off Letter. The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.
     (h) Funding Account. The Lender shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
     (i) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.
The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).
          SECTION 4.02. Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (c) After giving effect to any Borrowing or the issuance of any Letter of Credit or Letter of Guaranty, Availability is not less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit or Letters of Guaranty shall have expired or terminated and all LC Disbursements or Guaranty Payments shall have been reimbursed, the Borrower agrees with the Lender that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lender:
     (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated and consolidating balance sheet and related income statement, and its consolidated (but not consolidating) statements of stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by nationally recognized independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
     (b) within 50 days after the end of each of the first three fiscal quarters of the Borrower, its consolidated and consolidating balance sheet and related income statement and its consolidated (but not consolidating) statements of stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) [Intentionally omitted.]
     (d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit A (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the

Financial Covenants contained herein and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (e) [Intentionally omitted.]
     (f) as soon as available, but in any event prior to the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet and income statement and consolidated (but not consolidating) statement of cash flows) of the Borrower for each quarter of the coming fiscal year (the “Projections”) in form reasonably satisfactory to the Lender;
     (g) [Intentionally omitted.]
     (h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
     (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, as the Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000.00, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000.00, (vii) involves any product recall or (vii) could reasonably be expected to have a Material Adverse Effect;
     (c) any material Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Borrower’s assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
     (d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000.00; and
     (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
          SECTION 5.04. Payment of Obligations. Each Loan Party will and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, but subject to any applicable grace periods, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect
          SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender, upon reasonable prior notice, to visit and inspect the Borrower’s properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that unless a Default is continuing, such visits and inspections shall not occur more than once every 365 days. Such visits shall be made in such a manner as to interfere as little as possible with the conduct of the Borrower’s business. The Borrower acknowledges that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Borrower’s assets for internal use by the Lender. The Borrower will permit the Lender to conduct field audit examinations of the Borrower’s assets, liabilities, books and records at a frequency not less than once every 365 days; provided further that the Borrower will permit the Lender to conduct such examinations at any time and with any reasonable frequency while a Default is continuing.
          SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for repayment of existing Indebtedness and for general operating purposes. No part of the proceeds of any Loan and no Letter of Credit or Letter of Guaranty will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than a Permitted Acquisition.
          SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain (in all jurisdictions where such insurance is reasonably available and customary for companies in similar businesses and of similar size) with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks including (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will, upon request, furnish to the Lender, information in reasonable detail as to the insurance so maintained.
          SECTION 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material asset, if the amount of such damage is reasonably expected to exceed $1,000,000.00 and (b) will use commercially reasonable efforts to ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected.
          SECTION 5.11. Depository Banks. The Borrower will maintain the Lender as its sole depository and remittance bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business to the extent the Lender is willing and able to undertake these activities.
          SECTION 5.12. Further Assurances. (a) Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall, unless the Lender otherwise consents, cause each Subsidiary of the Borrower formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and each Inactive Subsidiary to become a Loan Party by executing the Joinder Agreement set forth as Exhibit B hereto (the “Joinder Agreement”), provided, however, that neither the existing Inactive Subsidiaries nor any foreign Subsidiaries shall be required to execute a Joinder Agreement if (i) such Subsidiary does not generate gross revenue of more than $1,000,000.00 in fiscal year 2009 or any subsequent fiscal year, (ii) there is a substantial likelihood that joinder to this Agreement would violate applicable laws, rules or regulations of the such Subsidiary’s jurisdiction of formation or result in any liability for any officer or director of the Borrower or such Subsidiary or (iii) such joinder could reasonably be expected to result in increased costs to the Borrower or such Subsidiary in any given year of more than $25,000.00. Any Subsidiary which executes a Joinder Agreement shall continue to be a Loan Party until the expiration of this Agreement. Upon execution and delivery of a Joinder Agreement, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents. Notwithstanding anything to the contrary provided in this Agreement, no foreign Subsidiary which executes a Joinder Agreement shall be required to provide a legal opinion regarding enforceability nor shall any foreign Subsidiary be required to execute a guaranty governed by the laws of any jurisdiction other than the United States or the state of Illinois.
ARTICLE VI
Negative Covenants
          Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit or Letters of Guaranty have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lender that:
          SECTION 6.01. Indebtedness; Certain Equity Securities.
          The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:
     (i) Indebtedness created under the Loan Documents and other Indebtedness to the Bank;
     (ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

     (iii) Indebtedness of Borrower to any of its Subsidiaries;
     (iv) [Intentionally omitted];
     (v) Guarantees of Indebtedness permitted under this Section 6.01;
     (vi) Capital Lease Obligations or purchase money Indebtedness in an aggregate amount not exceeding, at any one time outstanding, $1,500,000.00;
     (vii) Indebtedness created pursuant to Section 5.14 and “mark to market” exposure resulting from any Swap Agreement entered into for protection against interest rate, foreign currency or commodity price risks incurred in the ordinary course of the Borrower’s business, and not for speculative purposes;
     (viii) other Indebtedness in an aggregate principal amount not exceeding $500,000.00 at any one time outstanding;
     (ix) extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof; and
     (x) Indebtedness under the Wachovia Letters of Credit.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien (including, without limitation, any mortgage on real estate or any security interest in accounts, equipment, inventory, general intangibles or intellectual property) on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens securing obligations owed to Lender under a Swap Agreement or under an agreement governing Banking Services;
     (ii) Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement; provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness not to exceed $1,500,000.00 in the aggregate; and
     (iii) Permitted Encumbrances.
          SECTION 6.03. Fundamental Changes.
     (a) The Borrower will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Subsidiary may merge into any other Subsidiary or into Borrower and (ii) Borrower may effect a Permitted Acquisition.
     (b) The Borrower will not and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Absent the written consent of the Lender, which will not be unreasonably withheld or delayed, the Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, in each case other than financing extended to customers in the ordinary course of business, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (a) investments existing on the date hereof and set forth on Schedule 6.04;
     (b) Permitted Investments;
     (c) loans or advances permitted under Section 6.01(a);
     (d) loans or advances by the Borrower or any of its Subsidiaries to their respective employees in the ordinary course of business, not to exceed $500,000.00 in the aggregate for Borrower and its Subsidiaries at any one time outstanding;
     (e) Accounts receivable owned by the Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (f) Guarantees constituting Indebtedness permitted by Section 6.01;
     (g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (h) investments or other interests acquired in compliance with Section 6.03; and
     (i) investments or loans by Borrower in or to any Subsidiary (or all Subsidiaries in the aggregate) in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
          SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:
     (a) sales, transfers, leases and other dispositions of inventory in the ordinary course of business, licenses of intellectual property in the ordinary course of business, used or surplus equipment or intellectual property which is no longer useful in such party’s business and Permitted Investments in the ordinary course of business;
     (b) sales, transfers and dispositions to the Borrower or to any of its Subsidiaries; provided that any such sales, transfers or dispositions involving a Subsidiary of Borrower that is not a Loan Party shall be made in compliance with Section 6.09; and
     (c) sales of Equity Interests in Subsidiaries which, in the aggregate, do not result in a Material Adverse Effect;
     (d) other sales, transfers, leases or other dispositions by the Borrower or any of its Subsidiaries which do not exceed, in the aggregate, $1,000,000.00 in any fiscal year;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a) and (b) above) shall be made for fair value.
          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any other Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, other than sale-leaseback transactions with Subsidiaries of not more than $1,000,000 in the aggregate at any time, if at arm’s length and for fair market value.
          SECTION 6.07. Swap Agreements. The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any other Loan Party is exposed in the conduct of its business or the management of its liabilities.
          SECTION 6.08. Restricted Payments. The Borrower will not make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests and (ii) the Borrower may make any cash payment or other distribution of cash or property to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any of its Equity Interests in an amount not to exceed $1,000,000 in any fiscal year provided no such payment or distribution may be made during the continuation of a Default or if such payment or distribution will cause a Default.
          SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.
          SECTION 6.10. Restrictive Agreements. The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any domestic Subsidiary of Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary of Borrower or to Guarantee Indebtedness of the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document.
          SECTION 6.11. Amendment of Material Documents. The Borrower will not amend, modify or waive any of its rights under (a) any Agreement relating to any Subordinated Indebtedness or (b) its organizational documents (in any manner materially adverse to the Lender).
          SECTION 6.12. Additional Subsidiaries.. The Borrower will not, and will not permit any other Loan Party to, form or acquire any Subsidiary after the Effective Date except that Borrower or any of its Subsidiaries may form, create or acquire a wholly-owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, Borrower) shall (to the extent required by Section 5.12 hereof) execute and deliver a Guarantee (or, at the option of Lender, a joinder to the Guarantee executed concurrently herewith) and (c) Lender is given prior notice of such formation, creation or acquisition. Borrower shall not permit any foreign Subsidiary to form, create or acquire a domestic Subsidiary.
          SECTION 6.13. Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, incur or make aggregate Capital Expenditures during any period set forth below in an amount exceeding the amount set forth opposite such period:

Period	Maximum Capital Expenditures
Borrower’s Fiscal Year	$10,000,000.00

The unused portion of permitted Capital Expenditures in any fiscal year cannot be carried over to a subsequent fiscal year.
          SECTION 6.14. Financial Covenants.
     (a) Minimum Net Income. The Borrower shall have, at the end of each period set forth below, Net Income for the quarter then-ended of not less than the following:

Period	Net Income
6/30/09	($2,000,000.00)
9/30/09	$750,000.00
     (b) Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
12/31/09	2.0:1.0
3/31/10 and each quarter-end thereafter	1.5:1.0
     (c) Minimum Tangible Net Worth. Borrower’s Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” is defined for purposes of this Subsection as $42,000,000.00 at all times from the date hereof through December 31, 2009 and adjusted on the last day of each Fiscal Year of Borrower (starting with December 31, 2009) by adding an amount equal to fifty percent (50%) of Borrower’s Net Income (but without reduction for any net loss) for the Fiscal Year then ended as reflected on Borrower’s audited year-end financial statement plus 100% of all capital contributed through the issuance of Equity Interests in the Borrower during such period; and “Tangible Net Worth” being defined for purposes of this Subsection as Borrower’s consolidated shareholders’ equity (including retained earnings) less the net book value of all Intangible Assets plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under GAAP applied on a basis consistent with the financial statement dated December 31, 2008. “Intangible Assets” shall mean goodwill, patents, trademarks, customer lists and other items that are categorized as intangible assets in accordance with GAAP.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, within three Business Days after the same shall become due and payable;

     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of such breach or written notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, or 5.03 through 5.07 and 5.09 of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;
     (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after lapse of any applicable grace period set forth in the agreement governing such Material Indebtedness;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice or the lapse of any applicable grace period set forth in the agreement governing such Material Indebtedness, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Beijing Fuel Tech Environmental Technologies Co., Ltd. or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Beijing Fuel Tech Environmental Technologies Co., Ltd. or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or Beijing Fuel Tech Environmental Technologies Co., Ltd. shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Beijing Fuel Tech Environmental Technologies Co., Ltd. or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party or Beijing Fuel Tech Environmental Technologies Co., Ltd. shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
     (o) [Intentionally omitted];
     (p) any material provision of any Loan Document (other than the Loan Guaranty) for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document (other than the Loan Guaranty) or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
     (q) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $250,000.00; or
     (r) any event or condition occurs that causes an Event of Default under the Credit Facility Agreement between Beijing Fuel Tech Environmental Technologies Co., Ltd., and JPMorgan Chase Bank (China) Company Limited, Shanghai Branch dated as of September 14, 2007, as amended, supplemented, modified or restated from time to time but only for so long as said agreement remains in effect;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other

Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
Miscellaneous
          SECTION 8.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (which shall be given to the telephone numbers set forth below) (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Borrower at:

Fuel Tech, Inc. 27601 Bella Vista Parkway Warrenville, IL 60555 Attention: John Graham, CFO Telephone No.: (630) 845-4493 Facsimile No: (630) 845-4501

(ii)	if to the Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A. 111 East Busse Avenue Mount Prospect, IL 60056 Attention: Lewis E. Rieck Telephone No.: 847-506-8406 Facsimile No: 847-590-3745

with a copy to:

Locke Lord Bissell & Liddell LLP 111 West Wacker Drive Chicago, IL 60606 Attention: Kenneth M. Lodge Facsimile: 312-896-6478
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender. The Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.
          SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals and insurance reviews;
     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;
     (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;
     (iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes.
All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).
          (b) The Borrower shall indemnify the Lender, and each Related Party of the Lender(each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) the failure of the Borrower to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor. The Lender (i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (d) All amounts due under this Section shall be payable not later than seven (7) days after written demand therefor.
          SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to

it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.
          (c) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
          (d) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
          SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender, the Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.
          SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq, but otherwise without regard to the conflict of laws provisions) of the State of Illinois, but giving effect to federal laws applicable to national banks.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender, the Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 8.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender, the Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 8.13. Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
          SECTION 8.14. USA PATRIOT Act. The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

          SECTION 8.15. Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
ARTICLE IX
Loan Guaranty
          SECTION 9.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
          SECTION 9.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
          SECTION 9.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations;

or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
          SECTION 9.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Lender may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          SECTION 9.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.
          SECTION 9.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
          SECTION 9.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
          SECTION 9.08. Termination. The Lender may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
          SECTION 9.09. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          SECTION 9.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. In addition to the above, it is agreed that the liability of the Fuel Tech S.r.l. under this Section 9 may never exceed, and shall automatically be reduced to the maximum amount that, if paid, would allow Fuel Tech S.r.l. to remain operating as a going concern in good standing and not become insolvent.
          SECTION 9.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article IX, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Lender and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     SECTION 9.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
[signature pages to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FUEL TECH, INC., a Delaware corporation
By:	/s/ John P. Graham
	Name:	John P. Graham
	Title:	Chief Financial Officer

FUEL TECH S.r.l., organized under the laws of the Italian Republic
By:	/s/ John P. Graham
	Name:	John P. Graham
	Title:	Director

JPMORGAN CHASE BANK, N.A.
By:	/s/ Eric Devereaux
	Name:	Eric Devereaux
	Title:	Vice President

EXHIBIT A
COMPLIANCE CERTIFICATE
To: JPMorgan Chase Bank, N.A.
          This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June 30, 2009 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Fuel Tech, Inc. (the “Borrower”) and JPMorgan Chase Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
          THE UNDERSIGNED HEREBY CERTIFIES THAT:
          1. I am the duly elected Chief Financial Officer of the Borrower;
1.	I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements and such financial statements present fairly in all material respects the fmancial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

2.	The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

3.	I hereby certify that the Borrower has not changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization since the date ofthe last certificate;

4.	Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

5.	Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.
          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

          The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of

FUEL TECH, INC.

By:

Name:

Title:

EXHIBIT B JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of , ___, 200_, is entered into between , a (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A. (the “Lender”) under that certain Credit Agreement, dated as of June 30, 2009 among Fuel Tech, Inc. (the “Borrower”), the Loan Parties party thereto, and the Lender (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Lender, hereby agree as follows:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution ofI this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes ofthe Credit Agreement and shall have all ofthe obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all ofthe guaranty obligations set forth in Article IX ofthe Credit Agreement. Without limiting the generality ofthe foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 9.10 ofthe Credit Agreement, hereby guarantees, jointly and severally with any other Loan Guarantors, to the Lender and the Lender, as provided in Article IX of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will,jointly and severally together with any other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
2. The address of the New Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:
I

3. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:

Name:

Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

EXHIBIT C
FUEL TECH INC. CASH INVESTMENT POLICY
Fuel Tech, Inc.
CASH INVESTMENT POLICY

Table of Contents

CASH INVESTMENT POLICY	2

OVERVIEW	2

ADOPTION	2

SCOPE	2

INVESTMENT OBJECTIVES	2
Preservation of Capital	2
Maintain Liquidity	2
Maximize Return	3
Specific Obligations and Future Needs	3

AUTHORIZED INVESTMENTS AND ALLOWABLE CREDIT RATING	3

INVESTMENT ALLOCATION	5

AUTHORIZED BROKER DEALERS and QUALIFICATIONS	5

MONITORING OF OBJECTIVES AND RESULTS	5

ADDENDUM A – AUTHORIZED INVESTMENT PERSONNEL	6

ADDENDUM B – AUTHORIZED INVESTMENT BROKERS and DEALERS	7

CASH INVESTMENT POLICY
OVERVIEW
Fuel Tech, Inc. (FTI) recognizes that due to the nature of its operating Business Segments, excess cash reserves will arise from time to time. Cash reserves are defined as the balance of funds available after having given consideration to 1) the amount of funds necessary to meet the operating liquidity needs of the business, and 2) those funds required for specific legal, contractual or long-term investment requirements.
The remainder of this document defines the details of the Cash Investment Policy (the Policy) as follows: Adoption, Scope, Investment Objectives, Authorized Investments and Allowable Credit Rating, Investment Allocation, Authorized Broker/Dealers, Monitoring of Objectives and Reporting. Again, this Policy will exclude all specifically identified Cash requirements for any specific legal, contractual or long-term investment requirements.
ADOPTION
It is the responsibility of the Board of Directors to adopt the Policy as written and to approve all subsequent changes to the Policy. This Policy will be reviewed on a recurring basis as defined further below based on input from FTI’s Chief Financial Officer, its investment advisors and or by other qualified, approved, and authorized FTI Finance personnel.
SCOPE
This Policy applies to FTI and its consolidated subsidiaries, and to all personnel authorized to engage in cash investment transaction as defined in this Policy (Addendum A).
INVESTMENT OBJECTIVES
The primary objectives of the Policy are to provide safety and liquidity for excess cash balances, and only after these requirements are clearly met, to seek optimum yields. Below, the key financial objectives of the FTI cash investment portfolio are defined:
Preservation of Capital
Preserve the principal value of the investment. FTI shall consider the safety of its capital as the primary objective in investment activities. Each investment transaction shall seek to first ensure that capital losses are avoided, whether they are from security default or the erosion of market value.
Maintain Liquidity
Maintain an investment portfolio that provides access to the cash or cash equivalents necessary to meet the immediate short-term operating needs of FTI. Liquidity needs shall be anticipated by matching investment maturities with forecasted cash flow requirements and by investing in securities with active secondary markets.

2

Maximize Return
Attain the maximum return on the investment portfolio (net of investment management fees if applicable) consistent with the investment objectives set forth in this Investment Policy. The financial return objective will be reviewed by FTI’s Chief Financial Officer on a recurring basis.
Specific Obligations and Future Needs
Address and provide for any specific legal, contractual or long-term investment requirements of FTI and its subsidiaries.
AUTHORIZED INVESTMENTS AND ALLOWABLE CREDIT RATING
To achieve FTI investment objective, all excess cash balances shall be invested in the following securities:

Minimum Allowable Credit
Security	Rating	Maximum Duration/Maturity
Direct obligations of the U.S. Treasury, including Bills, Notes and Bonds	N/A	1 Year

Federal Agency and Government Sponsored Entity Securities e.g. FNMA, GNMA, FHLB, Freddie Mac	N/A	1 Year

Corporate Obligations, including Commercial Paper, Bonds and Notes as issued by either domestic or foreign entities	Rated A1 by Standard and Poors, Rated P1 by Moody’s or Rated AAA by Standard & Poors, Rated Aaa Moody’s	1 Year

Municipal Notes and Bonds	Rated SP1 by Standard and Poors, Rated MIG1 by Moody’s	1 Year

Money Market Mutual Funds	Rated AAA by Standard & Poors, Rated Aaa Moody’s	1 Year

Money Market Instruments, including Certificates of Deposits, Banker’s Acceptances, Bank Time Deposits, Repurchase Agreements	Rated A1 by Standard & Poors, Rated P1 by Moody’s or Rated AAA by Standard & Poors, Rated Aaa Moody’s	1 Year

3

Minimum Allowable Credit
Security	Rating	Maximum Duration/Maturity
Asset-Backed Securities	Rated AAA by Standard & Poors, Rated Aaa Moody’s	1 Year
All investments will be denominated in United States dollars or in the functional currency of FTI subsidiaries.

4

INVESTMENT ALLOCATION
To achieve FTI’s investment objective, all excess cash balances shall be divided into two separate pools. The pools shall be identified as the Current Investment Pool and the Intermediate-Term Investment Pool. The investment time frame for the Current Investment Pool is zero to three months while the time frame for the Intermediate-Term Investment Pool is four to twelve months.
The purpose of the Current Pool is to provide immediate cash flow to support the FTI’s operations in the near-term. The percentage of total cash assets in the Current Pool will be determined by the forecasted cash requirements of FTI’s operating business segments and an analysis of available investments and their respective returns.
The purpose of the Intermediate Pool is to invest available cash that is not required in the near term, but rather, will need to be made available on a longer term basis. The percentage of total cash assets in the Current Pool will be determined by the forecasted cash requirements of FTI’s operating business segments and an analysis of available investments and their respective returns.
AUTHORIZED BROKER DEALERS and QUALIFICATIONS
Listed in Addendum B below are the firms in which FTI’s authorized investment personnel can invest the available cash reserves. All authorized investment firms must maintain a net worth of not less than $I billion and they must be members in good standing of the Securities Investor Protection Corporation (SPIC).
MONITORING OF OBJECTIVES AND RESULTS
All objectives in this Policy are in effect until modifications are recommended by the Chief Financial Officer and approved by the FTI Board of Directors. The objectives should be reviewed on an annual basis for their continued appropriateness, or more often if the need arises.
It is the responsibility of FTI’s authorized investment personnel or authorized broker dealers to advise the Chief Financial Officer if, at any time, any specific guideline in this Policy inhibits the achievement of any of the stated objectives.
All investment decisions are to be made with the approval of the Chief Financial Officer and two signatures from FTI’s list of authorized investment personnel must evidence the investment transaction. Further, subsequent to submission of the investment request to the authorized broker-dealer, the authorized broker dealer must confirm the transaction with Chief Financial Officer, or another member of FTI’s authorized investment personnel via e-mail or phone call. There will be no exceptions to the investment Policy without prior approval from the Board of Directors.
On a monthly basis, a report summarizing the assets held in the investment portfolio, and all prior month investment activity, will be provided to the Chief Financial Officer by the authorized investment personnel listed in Addendum A.

5

ADDENDUM A – AUTHORIZED INVESTMENT PERSONNEL
The following named officers and finance personnel of FTI, are authorized, for and on behalf of the FTI, to establish and maintain one or more accounts with the approved investment brokers and dealers set forth in Addendum B for the purpose of buying and selling approved securities described in the investment Policy. All investment decisions and all new accounts are to be authorized by the Chief Financial Officer:

Name	Title
John P. Graham	Chief Financial Officer, Sr. Vice President, Treasurer
Sandra K. Brunk	Manager Treasury Operations, Assistant Treasurer
Ellen T. Albrecht	Vice President, Controller

6

ADDENDUM B – AUTHORIZED INVESTMENT BROKERS and DEALERS
The following companies have been approved by the Board of Directors as companies with whom approved officers and finance personnel may establish and maintain accounts for the purposes of buying and selling the approved securities described in the investment policy. Additions to the list will be approved at quarterly Board meetings. Preference will be given to those firms which are approved depositories for FTI. Deletions from the list do not need Board approval.

Broker Dealer Name
Bank of America
JPMorgan Chase

7

SCHEDULE 3.06
Disclosed Matters
None

SCHEDULE 3.15
Capitalization and Subsidiaries
1. See the attached ownership chart of the Borrower and its Subsidiaries. The Borrower owns all of the outstanding Equity Interests of each of the following Subsidiaries:

Legal Name	Jurisdiction of Formation
Fuel Tech Jamaica Limited	Jamaica
Fuel Tech Targeted Injection
Chemicals, Ltd.	Canada
Fuel Tech Holdings N.V.	Netherlands
Fuel Tech S.r.L.	Italy
Fuel Tech (HK) Holding Limited	Hong Kong
     In addition (a) Fuel Tech (HK) Holding Limited owns all the outstanding Equity Interests of Beijing Fuel Tech Environmental Technologies Co., Ltd., a corporation organized under the laws of the Peoples Republic of China, and (b) Fuel Tech Holdings, N.V.owns all the outstanding Equity Interests of Fuel Tech B.V., a Netherlands corporation, which in turn owns all the outstanding Equity Interests of Fuel Tech GmbH, a German corporation.
2. The following Subsidiaries are “Inactive Subsidiaries”:
Fuel Tech Jamaica Limited
Fuel Tech Targeted Injection Chemicals, Ltd.
Fuel Tech Holdings N.V.
Fuel Tech B.V.
Fuel Tech GmbH

SCHEDULE 6.02
Existing Liens
None.

SCHEDULE 6.04
Existing Investments
1. See list of Subsidiaries contained in Schedule 3.15.
2. The Borrower owns 4.5% of the outstanding Equity Interests of Clean Diesel Technologies, Inc., a Delaware corporation.